UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01                      Other Events

SIGNATURES

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01                      Other Events

On July 8, 2010, the Board of Directors of GameTech International, Inc., a Delaware corporation (the "Company") approved a reduction in the annual base salary payable to Richard T. Fedor, Executive Chairman of the Board of Directors, from $249,000 to $24,000 per year, which shall become effective July 16, 2010.  Mr. Fedor will continue to receive reimbursement for out-of-pocket medical expenses in the amount of $1,000 per month.

Additionally, the Board of Directors has elected to change the form of compensation payable to non-employee directors so that all director compensation for service and board and committee meetings attended is now payable in stock options in lieu of cash.  All such options shall have an exercise price equal to the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date each quarterly director compensation payment is due or board or committee meeting is held, will be fully vested on the date of grant, and expire ten years from the date of grant.

Both the reduction in the Executive Chairman’s annual base salary and the change in the form of non-employee director compensation were unanimously recommended to the Board of Directors by the Compensation Committee as the Company seeks to conserve existing cash and reduce expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC

		By:	/S/ James Robertson
James Robertson
General Counsel
Dated:	July 20, 2010